UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 3, 2006

BNCCORP, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-26290	45-0402816
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

322 East Main, Bismarck, North Dakota        58501

                (Address of principal executive offices)(Zip Code)

(701) 250-3040

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On April 3, 2006, the Compensation Committee of the Board of Directors of BNCCORP, Inc. (the “Company”) approved the Company’s 2006 Noncommissioned Executive Incentive Plan (the “2006 Incentive Plan”). This plan establishes objective performance goals for key members of the Company’s management to earn an annual bonus for fiscal year 2006.

Cash awards payable under the 2006 Incentive Plan will be based on the Company’s performance, and varying levels of achievement of specified objective performance goals. These performance goals include improvements in earnings per share and net interest margin, loan growth and quality, growth in core deposits, efficiency ratio improvements, and improvement in the average trading price of the Company’s common stock over a specified period. Participating employees have the ability to earn a bonus equal to a maximum of 75% of their base salary, depending on the level of achievement of these performance goals.

Amounts payable under the 2006 Incentive Plan may be reduced by stated percentages to the extent certain performance goals are not achieved. There are also specified triggers which will result in nonpayment of any amounts under the 2006 Incentive Plan consisting of earnings per share growth of less than 15% after giving effect to payments under the 2006 Incentive Plan, non-performing assets being in excess of 1.5% of total assets, net loan charge-offs exceeding approximately $2 million and the existence of any enforcement action against the Company or BNC National Bank, a subsidiary of the Company.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On April 4, 2006, Dr. John A. Hipp resigned as a member of the Company’s Board of Directors, effective as of such date. Dr. Hipp’s term of office expires at the 2007 annual meeting of stockholders. Dr. Hipp had served as a director since 1988, was chairman of the Compensation Committee and a member of the Audit Committee. Dr. Hipp’s resignation was due to the increased business commitments associated with the growth of his pathology business and not a result of any disagreement with the Company regarding the Company's operations, policies or practices.

The Board of Directors intends to conduct a search for a suitable candidate for director to fill the vacancy created by Dr. Hipp’s resignation.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BNCCORP, INC.

By:	/s/ Gregory K. Cleveland
Gregory K. Cleveland
President and Chief Executive Officer

Date: April 6, 2006

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